Exhibit 99.4

ORTHOFIX INTERNATIONAL N.V. PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

On September 22, 2006, the Company purchased 100% of the stock of Blackstone Medical, Inc. (“Blackstone”) for a purchase price of $333.0 million plus acquisition costs and subject to certain closing adjustments. The acquisition and related costs were financed with $330.0 million of senior secured bank debt and cash on hand. Blackstone, a privately held company based in Springfield, Massachusetts, specializes in the design, development and marketing of spinal implant and related biologic products. Blackstone’s product lines include spinal fixating devices including hooks, rods, screws, plates, various spacers and cages and related biologics products. Blackstone generated $62.1 million in net revenues for the period January 1, 2006 to September 22, 2006.

The purchase price was allocated to assets acquired, purchased in-process research and development, and liabilities assumed based on their estimated fair value at the acquisition date. The amount of the purchase price allocated to purchased in-process research and development was written off at the date of acquisition and resulted in a charge of $40.0 million. This charge was recorded as research and development expense in the Company’s Condensed Consolidated Statement of Income (Loss) during the third quarter of 2006 and included the Dynamic Stabilization and Cervical Disk projects, which together accounted for 93% of the fair value. The fair value of the in-process research and development was estimated using the discounted cash flow method. The amount written off as purchased in-process research and development was not deductible for income tax purposes in the United States. The purchase price for the acquisition is subject to potential upward or downward adjustments based on the difference between the estimated and final working capital of Blackstone, as defined in the agreement and plan of merger.

The pro forma adjustments are based on preliminary purchase price allocations for the Blackstone acquisition. Actual allocations will be based on the final appraisals and other analyses of fair values of acquired contracts in process, inventories, identifiable intangible assets, goodwill, property, plant and equipment, deferred income taxes and litigation liabilities. The Company will finalize the allocations after all of the data required to complete the final appraisals and analysis of fair values of the acquired assets and assumed liabilities is compiled and analyzed. Differences between the preliminary and final purchase price allocations are not expected to have a material impact on the Company’s results of operations.

A preliminary allocation of the purchase price reflects the following:

(In thousands)
Working capital, other than cash	$25,041
Fixed assets acquired	2,953
Identifiable intangible assets (definite lived)	124,503
Identifiable intangible assets (indefinite lived)	77,000
Deferred tax liability	(83,935)
In-process research and development	40,000
Goodwill	150,865
Preliminary purchase price, including acquisition costs	$336,427

There are no residual values for any of the intangible assets subject to amortization acquired during the Blackstone acquisition. Definite lived intangible assets acquired in the Blackstone acquisition consist of:

(In thousands)
	Fair value at Acquisition	Remaining Useful Life
Top six distributor relationships	$28,000	12 Years
All other distributor relationships	25,000	16 Years
Technology	71,000	13 Years
Total definite lived intangible assets	$124,000

The Company has determined that trademarks acquired during the Blackstone acquisition, valued at $77.0 million, are indefinite lived intangible assets. The Company considered the criteria prescribed by paragraphs 11 (a), (c), (e) and (f) of SFAS 142 in determining that registered trademarks acquired during the Blackstone acquisition have an indefinite life. The Company is not aware of any legal, regulatory, or contractual provisions that limit the useful lives of these registered trademarks. The Company does not believe the effects of obsolescence, demand, competition, or other economic factors will cause the useful lives of these registered trademarks to be limited. The Company concluded that no legal, regulatory, contractual, competitive, economic, or other factors limit the useful life of the registered trademarks to the Company, and therefore the useful lives of the registered trademarks are considered to be indefinite.

The following unaudited pro forma combined condensed statement of operations, for the year ended December 31, 2005 and the six months ended June 30, 2006 are presented assuming the acquisition of Blackstone had occurred on January 1, 2005. No pro forma balance sheet is presented, as the Blackstone acquisition has been reflected in the Company’s balance sheet as of September 30, 2006, included in the Company’s Form 10-Q for the third quarter of 2006.

The unaudited pro forma combined condensed statement of operations should be read in conjunction with Orthofix’s historical audited consolidated financial statements contained in its 2005 Annual Report on Form 10-K and its quarterly report on Form 10-Q for the second quarter of 2006, and Blackstone’s historical audited consolidated financial statements and its historical unaudited condensed financial statements contained herein as Exhibit 99.2 and 99.3.

The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisition occurred at the beginning of the period presented, nor is it necessarily indicative of future operating results.

ORTHOFIX INTERNATIONAL N.V.
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2006
(UNAUDITED)

	Historical Orthofix	Historical Blackstone	Pro Forma Adjustments		Pro Forma Combined
(In USD, '000's)

Net sales	$165,851	$40,827	$-		$206,678

Cost of sales	42,658	8,900	-		51,558

Gross profit	123,193	31,927	-		155,120

Operating expenses

Sales and marketing	62,708	18,394	-		81,102
General and administrative	24,589	4,020	-		28,609
Research and development	5,685	3,747	-		9,432
Customer service	-	187	-		187
International	-	1,713	-		1,713
Research and education	-	476	-		476
Amortization of intangible assets	3,479	-	4,726	(a)	8,205
	96,461	28,537	4,726		129,724
Total operating income	26,732	3,390	(4,726)		25,396

Other income (expense)

Interest income (expense), net	110	(363)	(11,840	) (b)	(12,093)
KCI settlement, net	1,093	-	-		1,093
Other, net	291	2	-		293
Other income (expense), net	1,494	(361)	(11,840)		(10,707)

Income before taxes	28,226	3,029	(16,566)		14,689

Income tax (expense) benefit	(7,252)	(942)	5,964	(c)	(2,230)

Net income	$20,974	$2,087	$(10,602)		$12,459

Net income per common share - basic	$1.31				$0.78

Net income per common share - diluted	$1.30				$0.77

Weighted average number of common shares - basic	16,029,137				16,029,137

Weighted average number of common shares - diluted	16,173,679				16,173,679

ORTHOFIX INTERNATIONAL N.V.
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005
(UNAUDITED)

	Historical Orthofix	Historical Blackstone	Pro Forma Adjustments		Pro Forma Combined
(In USD, '000's)

Net sales	$313,304	$59,701	$-		$373,005

Cost of sales	83,788	9,717	-		93,505

Gross profit	229,516	49,984	-		279,500

Operating expenses

Sales and marketing	115,744	30,229	-		145,973
General and administrative	36,177	8,554	-		44,731
Research and development	11,317	6,645	-		17,962
Amortization of intangible assets	6,572	-	10,253	(a)	16,825
Quality control	-	859	-		859
Customer service	-	283	-		283
International	-	2,236	-		2,236
	169,810	48,806	10,253		228,869
Total operating income	59,706	1,178	(10,253)		50,631

Other income (expense)

Interest income (expense), net	(5,468)	(412)	(24,010	) (b)	(29,890)
KCI settlement, net	40,089	-	-		40,089
Other, net	1,188	17	-		1,205
Other income (expense), net	35,809	(395)	(24,010)		11,404

Income before taxes	95,515	783	(34,263)		62,035

Income tax (expense) benefit	(22,113)	(227)	12,560	(c)	(9,780)

Net income	$73,402	$556	$(21,703)		$52,255

Net income per common share - basic	$4.61				$3.28

Net income per common share - diluted	$4.51				$3.21

Weighted average number of common shares - basic	15,913,475				15,913,475

Weighted average number of common shares - diluted	16,288,975				16,288,975

ORTHOFIX INTERNATIONAL N.V.
NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
(UNAUDITED)

1.	Basis of Presentation

The unaudited pro forma combined condensed statement of operations, for the six months ended June 30, 2006 and for the year ended December 31, 2005, of Orthofix International N.V. (“Orthofix” or the “Company”), illustrates the effect of the acquisition of Blackstone Medical, Inc. (“Blackstone”), and related financing as if it occurred on January 1, 2005.

The unaudited pro forma combined condensed statement of operations, for the six month period ended June 30, 2006 was derived from the historical unaudited condensed statement of income of Blackstone for the six month period ended June 30, 2006, combined with Orthofix’s historical unaudited condensed consolidated statement of income (loss) for the six month period ended June 30, 2006. The unaudited pro forma combined condensed statement of operations, for the year ended December 31, 2005, was derived from the historical audited statements of income of Blackstone, for the year ended December 31, 2005, combined with Orthofix’s historical audited statement of income, for the year ended December 31, 2005.

2.	Assumptions for Blackstone Medical and Pro Forma Adjustments

On September 22, 2006, the Company purchased 100% of the stock of Blackstone Medical, Inc. (“Blackstone”) for a purchase price of $333.0 million plus acquisition costs and subject to certain closing adjustments. The acquisition and related costs were financed with $330.0 million of senior secured bank debt and cash on hand.

The purchase price of the transaction was allocated based on the fair market value of the assets acquired and liabilities assumed as of the date of the acquisition, September 22, 2006. The pro forma adjustments are based on management’s estimates of the fair value and useful lives of the assets acquired and the liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. A final valuation of acquired intangibles and assessment of useful lives has not yet been completed, which may affect the final allocation of the purchase price to these assets and the related amortization expense. Consequently, the amounts reflected in the unaudited pro forma combined statements of operations are subject to change based on final purchase accounting adjustments.

Pro forma adjustments made by Orthofix in connection with the preparation of the unaudited pro forma combined statement of operations for the six months ended June 30, 2006 and for the year ended December 31, 2005 are as follows:

Assumptions for Blackstone and Pro Forma Adjustments (Continued)

(a) Adjustment to add amortization expense, based on the pattern of economic benefit of the intangible asset calculated over the remaining useful lives ranging from 12 to 16 years. The effect of amortization expense on operating results for the five years following the acquisition is reflected in the table below.

(In thousands)

Year ended December 31,
2006 (September 23, 2006 to December 31, 2006)	$1,963
2007	11,053
2008	12,581
2009	14,106
2010	14,431
2011	13,449

(b) Adjustments to interest expense, net of interest income are as follows:

(In thousands)

	Six months ended June 30, 2006	Year ended December 31, 2005
Increase of interest expense related to new Term loan (assumed rate of 7.12%)	$(11,748)	$(23,496)
Amortization expense of related debt issuance costs of new credit agreement	(467)	(932)
Decrease of interest expense for historical debt	375	418

Net adjustment to interest expense	$(11,840)	$(24,010)

As of September 30, 2006, the Company had $330.0 million of variable rate term debt represented by borrowings under its senior secured term loan at a floating interest rate of LIBOR or prime rate plus a margin, currently LIBOR plus 1.75%, which is adjusted quarterly based upon the leverage ratio of the Company and its subsidiaries. The effective interest rate as of September 30, 2006 on the senior secured debt is 7.12%.  Based on the balance outstanding under the credit facility as of December 31, 2006 an immediate change of 1/8th percentage point in the applicable interest rate on the variable rate debt would cause an increase or decrease in interest expense of approximately $412,500 on an annual basis.

(c) Income tax expense has been adjusted to reflect the effective rate in effect during the periods.

The pro forma combined condensed statements of operations do not reflect a non-recurring adjustment to cost of sales of $3.7 million for an adjustment to the fair value of inventory recorded as part of the purchase price allocation. An in-process research and development charge of $40.0 million has been excluded from the pro form financial information.